Exhibit 99

MK GOLD COMPANY

Eagle Gate Tower

60 East South Temple, Suite 2100

Salt Lake City, Utah, U.S.A., 84111-1033

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK GOLD COMPANY ANNOUNCES EXCHANGE OF INTEREST IN PERU

EXPLORATION VENTURE LLLP

SALT LAKE CITY, UTAH, April 23, 2003 — MK Gold Company [OTCBB:MKAU] (“the Company”) has exchanged all of its limited partnership units in Peru Exploration Venture LLLP (“Peru Exploration”) for a total of 4,821,905 common shares of Bear Creek Mining Corporation (“Bear Creek”), a publicly traded Canadian mineral exploration company (TSX Venture Exchange: BCM). The exchange was made in connection with the acquisition by Bear Creek (formerly EVEolution Ventures, Inc.) of all outstanding limited partnership interests in Peru Exploration and all outstanding shares of Peru Exploration’s general partner. The shares received by the Company represent approximately 17.8% of the outstanding common shares of Bear Creek. In addition, the Company has non-transferable preemptive rights, until April 25, 2005, to participate in any offering of common stock undertaken by Bear Creek on a pro rata basis in order to allow it to maintain its percentage interest in the common shares of Bear Creek.

Pursuant to the terms of the exchange, the Company is restricted from publicly selling any of its shares of Bear Creek for six months following the exchange, at which time 15% of the shares held by the Company will be released from such restrictions. The restrictions lapse with respect to an additional 15% of the shares every three months thereafter and with respect to the remaining 40%, 18 months following the exchange.

The Company will record, in the second quarter, an after-tax gain based upon the fair value of the common shares received. The amount of the after-tax gain is currently estimated to be approximately $2 million.

MK Gold Company is in the business of exploring for, acquiring, developing and mining mineral properties. Currently, the Company’s primary focus is the development of the Las Cruces copper mining project, in Spain. The Company is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 2100, Salt Lake City, Utah 84111.

For further information, contact John Farmer at 801-297-6900, or visit MK Gold Company’s website at www.mkgold.com.

This press release and statements by the Company in reports to its shareholders and public filings, as well as oral public statements by Company representatives, may contain certain forward looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These forward-looking statements are made pursuant to the safe-harbor provisions of the Private Litigation Reform Act of 1995. The Company assumes no obligation to update those statements to reflect actual results, changes in assumptions and other factors.